Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated March 31, 2022, relating to the financial statements of Celularity Inc. appearing in the Annual Report on Form 10-K of Celularity Inc. for the year ended December 31, 2021, as amended July 15, 2022.

/s/ Deloitte & Touche LLP

Morristown, NJ

August 11, 2022